Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as amended and the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan of our reports dated March 3, 2011, with respect to the consolidated financial statements and schedule of Santarus, Inc. and the effectiveness of internal control over financial reporting of Santarus, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

December 12, 2011